Exhibit 15.1

Our ref	MCR/788442-000001/32206089v1

BingEx Limited

Building 6

Zhongguancun Dongsheng International Science Park

No.1 Yongtaizhuang North Road

Haidian District, Beijing 100192

People’s Republic of China

25 April 2025

Dear Sir and/or Madam

BingEx Limited

We have acted as legal advisers as to the laws of the Cayman Islands to BingEx Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 6. Directors, Senior Management and Employees—E. Share Ownership” and “Item 10. Additional Information—E. Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-285105) that was filed on 21 February 2025, pertaining to the Company’s Share Incentive Plan and the 2024 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP